Exhibit 14

Colt Defense LLC

Code of Ethics for Senior Officers

June 22, 2011

The Chief Executive Officer (“CEO”) and all senior officers (including the Chief Financial Officer, the Chief Accounting Officer, Controller, Chief Operating Officer, Chief Administrative Officer, General Counsel and senior marketing and sales officer of Colt Defense LLC, and the senior manger of each of its subsidiaries) are bound by the provisions of the Company’s Code of Business Conduct and Ethics and are also subject to the following additional specific policies:

1.              The CEO and all senior officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the United States Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each senior officer promptly to bring to the attention of the Governing Board any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Governing Board in fulfilling its responsibilities.

2.              The CEO and each senior officer shall promptly bring to the attention of the Governing Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.              The CEO and each senior officer shall promptly bring to the attention of the General Counsel or the CEO and to the Governing Board, or other appropriate person or persons identified in the Company’s Code of Business Conduct and Ethics, as applicable, any information he or she may have concerning violations of the Company’s Code of Business Conduct and Ethics and of these additional procedures by any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.              The CEO and each senior officer shall promptly bring to the attention of the General Counsel or the CEO and to the Board any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.              The CEO and each senior officer shall promptly bring to the attention of the General Counsel or the CEO and to the Governing Board, as applicable, any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest between personal and professional relationships.

6.              The Governing Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO or any of the Company’s senior officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Governing Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.